Exhibit 23.2


                        Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the L-3 Communications Corporation Master Savings Plan, L-3 Communication Systems-Camden Savings Plan, Randtron Employees' Retirement Savings Plan, L-3 ILEX Systems Savings and Security Plan and Trust, L-3 Hygienetics Environmental Services Savings Plan, and L-3 Ocean Systems Thrift Plan, of L-3 Communications Holdings, Inc. of our report dated March 7, 1997, with respect to the combined financial statements of Lockheed Martin Communications Systems Division as of and for the years ended December 31, 1996 (not presented separately) and 1995, included in the Registration Statement on Form S-1 No. 333-46975 and related Prospectus dated May 18, 1998 of L-3 Communications Holdings, Inc.




                                           /s/ Ernst & Young LLP

Washington, D.C.
September 22, 1998